Exhibit 99.1

Horsehead Holding Corp. Reports First Quarter 2013 Results

PITTSBURGH--(BUSINESS WIRE)--May 6, 2013--Horsehead Holding Corp. (Nasdaq: ZINC) reported consolidated net income of $2.8 million, or $0.06 per diluted share, for the first quarter of 2013 compared to a consolidated net loss of $(8.5) million, or $(0.19) per diluted share, for the first quarter of 2012. Consolidated net income, excluding favorable non-cash adjustments associated with hedges was $2.3 million for the first quarter of 2013, or $0.05 per diluted share. Consolidated net income, excluding non-cash charges associated with hedges and an accelerated write-off of a portion of the Monaca, Pennsylvania plant was $2.1 million for the first quarter of 2012, or $0.05 per diluted share. The LME zinc price was approximately the same for both quarters; although, nickel prices were 12% lower in the current quarter.

“Our adjusted earnings improved compared with the prior year’s quarter as higher realized premiums to the LME zinc price more than offset reduced volume of shipments. The performance of the business was positive as we prepare for the transition to new production facilities later this year. Demand for our zinc products was solid and our zinc smelting facility operated at full capacity. We chose to reduce shipments of zinc products compared with the prior year’s quarter in order to realize higher sales premiums and to build inventory to support customer demand during the transition of metal and oxide production from Monaca to North Carolina and Zochem, respectively,” said Jim Hensler, President and Chief Executive Officer.

“The integration of Horsehead Zinc Powders, which we acquired in November 2012, proceeded smoothly during the quarter, adding incremental margin to the SSHG metal that we had previously sold to Mitsui Zinc Powders in the prior year’s quarter. INMETCO and Zochem generated solid earnings for the quarter. The expansion of our Zochem facilities is on schedule to accept the shifting of a portion of zinc oxide production from Monaca by the end of this year.”

“Construction of our new zinc production facility in Rutherford County, North Carolina continues to be on schedule for a startup in the second half of 2013,” Hensler said. “We have made considerable progress installing equipment since the beginning of this year and the hiring process is actively underway.”

First Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments decreased 7,500 tons, or 14.9%, to 42,772 tons for the quarter, reflecting the decision to increase sales premiums and to build inventory. Average price realization increased $0.09/lb, or 9.6%.
  EAF dust receipts decreased 5.6% to an annualized rate of 627,000 tons as total carbon steel capacity utilization decreased 2.6%.
  The LME zinc price averaged $0.92/lb for the first quarter of 2013 and 2012. The LME nickel price averaged $7.85/lb for the first quarter of 2013 compared to $8.91/lb for the first quarter of 2012.
  Net sales, excluding $1.0 million related to non-cash hedge benefits for the current quarter and $15.2 million in charges for the first quarter of 2012, decreased $9.3 million, or 7%, to $117.2 million as the effect of reduced shipment volumes and nickel prices was partially offset by the effect of higher price realization for zinc products. Price realization for zinc products on a zinc-contained basis reflected a $0.24/lb premium to the average LME zinc price for the quarter compared to a $0.14/lb premium in the prior year quarter.
  Cost of sales declined $13.5 million to $100.0 million, reflecting the effect of lower shipments and reduced cost for purchased feed slightly offset by a reduced portion of EAF dust-based feed for the quarter. The prior year quarter included $3.3 million of impairment charges related to the Monaca, PA facility.
  Adjusted EBITDA(1) was $12.4 million for the quarter compared to $11.2 million for the same quarter last year, reflecting primarily the effect of higher sales price premiums. Adjusted EBITDA was $41.9 million and the LME zinc price was $0.88/lb for the twelve months ended March 31, 2013 compared to $45.6 million and a LME zinc price of $0.95/lb for the twelve months ended March 31, 2012.
  Depreciation increased $1.1 million and reduced earnings per diluted share by $0.015 when compared to the first quarter of 2012. This increase in expense was primarily related to acceleration of depreciation due to the expected idling of the smelting and refining assets at the Monaca, Pennsylvania facility later this year along with depreciation expense associated with the acquisition of HZP.
  Cash used by operating activities was $0.7 million for the quarter ended March 31, 2013 as inventories increased $8.2 million during the quarter. Capital spending was $64.9 million for the quarter. Project-to-date investment in the new zinc plant in North Carolina was $265.0 million, excluding capitalized interest, through March 31, 2013. The most recent estimate of the cost for construction of the plant is approximately $450 million, a small portion of which will be spent in 2014. Cash on hand was $182 million at the end of the quarter. In addition, we had $65.4 million of unused availability under our various credit facilities.

Shipments and Production Data
	Quarter ended March 31,
	2013	2012
Zinc production – zinc equivalent tons	40,901	44,977
Zinc product shipments - tons	42,772	50,273
Zinc contained - tons	38,310	45,186
Net sales realization
Zinc products - per lb	$1.04	$0.95
Zinc products -per lb zinc contained	$1.16	$1.06
EAF dust receipts - tons	156,647	165,943
Nickel remelt alloy shipments - tons	6,858	7,194
LME average zinc price - per lb	$0.92	$0.92
LME average nickel price - per lb	$7.85	$8.91

Business Outlook

Hensler added, “Steel production increased compared with the third and fourth quarters of 2012 but was slightly below the first half of 2012 levels. According to industry sources, steel industry capacity utilization averaged 76% during the quarter compared with 78% during the first quarter of 2012. We processed a quantity of dust equivalent to our receipts during the quarter. We idled the equivalent of one kiln for two months during the quarter and took maintenance outages on other kilns to balance capacity with supply. Steel industry output increased as we entered the second quarter of 2013 and we are currently operating all of our kilns.”

“We operated all six smelting furnaces at the Monaca facility during the quarter. In April, we idled one of the smelting furnaces due to the unplanned shutdown of two SSHG columns and one oxide refining column which reduced downstream capacity to process metal from the smelter. These columns are expected to be back on-line in May. We expect to return to a six furnace operation in early May and continue to operate at that level until we shutdown the smelter.”

“Zochem made another positive contribution to earnings during the quarter with a 5% increase in shipments compared with the prior year’s quarter. The expansion projects underway in Brampton are still on schedule to be completed by the end of this year to coincide with the closure of the Monaca zinc oxide refinery. During the first quarter we realized an increase in premiums on zinc oxide sales which is consistent with the increase we announced during the third quarter of 2012.”

“INMETCO’s results for the quarter continued to be positive although slightly lower than the prior year’s quarter primarily due to a 12% reduction in the price of nickel. All of the repairs associated with the fire that occurred in the fourth quarter of last year were completed by the end of the first quarter of 2013. We expect to submit an additional claim to our insurance carrier to cover the remaining repairs associated with the incident. Tolling receipts increased by 32% compared with the fourth quarter of 2012 as a result of new agreements that we entered into at the end of last year and as Outokumpu has ramped up production at their Calvert, Alabama facility.”

“We are in the final stages of construction of our new zinc plant project in Rutherford County, North Carolina. We continue to be on schedule for first zinc production before the end of this year. The majority of the infrastructure work, detailed engineering and equipment acquisition have been completed. Installation of equipment is actively underway. Installation costs are running above our previous estimates. However, 95% of the project’s construction cost estimate is based on either actual cost or firm quotes at this point. We believe that we have adequate liquidity to complete the project through the startup of the facility. Recruiting of the workforce is actively underway. We expect to begin hiring and training the first phase of supervisory and skilled positions in May 2013. We would expect to hire and train the entire workforce by the end of the third quarter. This facility is expected to employ about 250 people.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, May 6, 2013, at 11:00 am EDT to discuss its first quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: 1 (888) 656-3747
International: 1 (847) 330-5734

Confirmation Number: 34638468

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=608296&s=1&k=03D63FD23236016CCCBFA2B98498BEBE

A replay of the call will be available beginning at 1:30 pm EDT on Monday, May 6, 2013 and ending on Wednesday, June 5, 2013 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: 1 (888) 843-7419
International: 1 (630) 652-3042
Access Code: 3463 8468#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has eight facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels and liquidity, proposed initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions or unexpected production disruptions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct and start up the new plant and our ability to finance these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended March 31,
	2013	2012

Net sales	$118,262	$111,369
Cost of sales (excluding depreciation and amortization)	100,013	113,532
Gross profit (excluding depreciation and amortization)	18,249	(2,163)
Depreciation and amortization	7,104	6,036
S G & A expenses	5,830	5,850
Income (loss) from operations	5,315	(14,049)
Interest expense	1,081	1,531
Interest and other income	424	504
Income (loss) before taxes	4,658	(15,076)
Income tax provision (benefit)	1,830	(6,620)
Net income (loss)	$2,828	$(8,456)

Earnings (loss) per diluted share	$0.06	$(0.19)

Weighted average diluted shares outstanding	44,294	43,727

Adjusted EBITDA (1)	$12,380	$11,167

Balance Sheet Items	March 31, 2013	December 31, 2012
	(unaudited)
Cash and equivalents	$181,843	$244,119
Other current assets	146,249	137,182
Property, plant and equipment, net	469,761	405,222
Other assets	24,535	25,305
Total assets	$822,388	$811,828

Current liabilities	$118,530	$115,730
Long-term debt	267,458	263,334
Other long-term liabilities	49,548	49,483
Stockholders’ equity	386,852	383,281
Total liabilities and stockholders’ equity	$822,388	$811,828

Segment Information (unaudited)
	Quarter ended March 31, 2013

	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$103,723	$14,780	$(241)	$118,262
Income (loss) before tax	1,170	4,080	(592)	4,658

	Quarter ended March 31, 2012

	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$95,454	$16,235	$(320)	$111,369
(Loss) income before tax	(19,628)	5,291	(739)	(15,076)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net income (loss):

Adjusted EBITDA	Three months ended March 31,
	2013	2012

Net income (loss)	$2,828	$(8,456)
Non-cash hedge adjustments	(1,047)	15,159
Non-cash compensation expense	1,008	747
Impairment of assets - Monaca	-	3,274
Income tax provision (benefit)	1,830	(6,620)
Interest expense	1,081	1,531
Interest and other income	(424)	(504)
Depreciation and amortization	7,104	6,036
Adjusted EBITDA	$12,380	$11,167

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO